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                                TEAMING AGREEMENT

                   AGREEMENT made this 18th day of March, 1997

                                 BY AND BETWEEN

                           ICF Kaiser Engineers, Inc.
                                **("Team Leader")
                                1086 17th Street
                              Los Alamos, NM 87644

                                       AND

            Advanced Sciences, Inc. (ASI) (Hereinafter "Team Member")

                         2340 Menaul Blvd. NE Suite 400

                              Albuquerque, NM 87107


Concerns the submission of a proposal to the below listed Client in response to Client's Request for Proposal (hereinafter "RFP"):

                    CLIENT: Los Alamos National Laboratories

                            RFP NO.: ER Recompete


WHEREAS, the Client has issued an RFP for certain work (hereinafter the "Project"); and

WHEREAS, the parties hereto intend that the Team Leader will submit a proposal in response to the RFP (hereinafter the "Proposal"); and

WHEREAS, the parties have complementary Capabilities not available within their respective organizations, and having assessed the capabilities of other firms have concluded that it is to their mutual benefit to act as a team solely for the purpose of preparing and submitting the Proposal for the Project; and

WHEREAS, the Team Leader, if it received the contract award, would be responsible for the Project and would contemplate subcontracting portions of the Project to other firms, including Team Member with the objective of providing ASI with 5-6 FTE's of revenue annually subject to program funding and ASI performance.

NOW, THEREFORE, to effectuate the foregoing, In consideration of the mutual covenants and agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, Team Leader and Member agree as follows:


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1     PROPOSAL PREPARATION

       1.1 Team Member shall submit to Team Leader all appropriate technical and business data and information concerning its proposed portion of the Project, including reasonable cost or pricing data, for use in preparation of the Proposal in accordance with the schedule set forth in Annex A. attached hereto and incorporated herein by reference. Team Member shall make available appropriate and high-quality personnel to provide reasonable assistance to Team Leader in the preparation of the Proposal as directed by Team Leader.

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       1.2        Team Leader will prepare the Proposal, integrate the
                  information provided by the Team Member and submit the Proposal to the Client. Team Leader will include the Team Member's price for its proposed portion of the Project in the Proposal Team Leader shall have the final right to determine the technical contents of the Proposal, however, Team Member may review its portion of the Proposal prior to submittal.

       1.3 Team Leader shall identify Team Member as a proposed Teaming subcontractor and describe Team Member's Project responsibilities in the Proposal.

       1.4 Team Leader shall be the prime interface with the Client and shall direct and coordinate all marketing activity related to the Project. If communications are initiated by the Client directly with Team Member concerning the Project, Team Member shall use its best efforts to refer such communications to Team Leader or, if referral is not possible, to coordinate with Team Leader prior to answering such communications.

2      RELATIONSHIP OF THE PARTIES

       2.1 This Agreement has been entered into solely for the benefit of the parties hereto and is not intended to create an interest in any third party.

       2.2 The parties shall act as independent contractors in the performance of this Agreement. Neither party shall act as agent for or partner of the other party for any purpose whatsoever, and the employees of one party shall not be deemed the employees of the other party. Nothing in this Agreement shall be construed to grant either party the right to make commitments of any kind for or on behalf of the other party without prior written consent of the other party.

       2.3 This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

       2.4 Except for the compensation which may be paid to the parties in accordance with any such prime contract and subcontract, each party shall bear all of its own expenses and liabilities incurred in connection with this Agreement, including Proposal expenses.

       2.5 No publicity or advertising regarding any proposal or contract under the Project or relating to this Agreement shall be released without the prior written approval of Team Leader, which consent will not be unreasonably withheld.

       2.6 To preserve the integrity of the Project and promote the free flow of information between the parties so as to maximize the potential for success of the Proposal, Team Member shall not, during the term of this Agreement, as prime contractor, subcontractor, or in any other capacity, submit any other proposal in response to the RFP.

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3      PERFORMANCE

       3.1 In the event of contract award to Team Leader, the parties hereto shall immediately commence good faith negotiations of a subcontract based substantially on the terms and conditions set forth in Annex B, attached hereto and incorporated herein by reference, and consistent with the terms of this Agreement, encompassing Team Member's proposed portion of the Project and consistent with the requirements of the prime contract. Subject to the requirements of the prime contract with the Client, applicable laws and regulations, agreement on other terms and conditions, and, if required by the prime contract, approval of the Contracting Officer, the parties will enter into the subcontract.

       3.2 The specific work to be performed by Team Member will be defined in the subcontract and/or in task orders issued thereunder by Team Leader and accepted by Team Member from time to time. Annex C, attached hereto and incorporated herein by reference, describes basic responsibilities and understandings of the parties relating to the anticipated allocation of work under this Agreement.

       3.3 Any subcontract entered into as contemplated herein shall include, among other appropriate provisions, those provisions of the prime contract between the Team Leader and the Client which by its terms are required to be flowed down to the Team Member. Team Member will advise Team Leader in writing as soon as possible after execution of this Agreement, but in any event, prior to Subcontractor's submission of its portion of the Proposal, of any clauses or provisions of the RFP to which Team Member takes exception. Any clauses or provisions to which exception is not taken may be included in the subcontract if flow down is required or appropriate.


4      PROPRIETARY INFORMATION

       4.1 The parties anticipate that it may be necessary to provide access to information of a proprietary nature ("Proprietary Information") to each other pursuant to this Agreement in preparation of the Proposal and/or performance of the Project. Information that is proprietary shall be clearly identified or labeled is such by the disclosing party at the time of disclosure to the extent possible. When concurrent identification of proprietary information is not feasible, the disclosing party shall provide such identification promptly thereafter.

       4.2 The parties agree that the asserted Proprietary Information disclosed under this Agreement derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means, by other persons who can obtain economic value from its disclosure or use.

       4.3 Each of the parties agrees that it will hold such proprietary information confidential in the same manner as it holds its own proprietary information of like kind. Disclosures of such information shall be restricted to the Client and those individuals who are directly participating in preparation of the Proposal and other work related to the Project.

       4.4 Neither party shall be liable for disclosure or use of such information marked as proprietary which:

                  4.4.1 was at the time of receipt otherwise known to the party receiving it;

                  4.4.2 has been published or is otherwise within the public knowledge or is generally known to the public at the time of its disclosure to the receiving party;

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                  4.4.3    subsequently is developed independently by the
                           receiving party or by persons having nothing to do with the subject Proposal;

                  4.4.4 becomes known or available to the receiving party from a source other than the disclosing party without breach of this Agreement by the recipient;

                  4.4.5 becomes part of the public domain without breach of this Agreement by the recipient;

                  4.4.6 becomes available to the receiving party by inspection or analysis of products available in the market;

                  4.4.7 is disclosed with the prior written approval of the other party; or

                  4.4.8 was exchanged and five years have subsequently elapsed.

       4.5 Neither the execution of this Agreement, nor the furnishing of any proprietary information by either party shall be construed as granting to the other party expressly, by implication, by estoppel or otherwise, any license under any invention, patent, trademark, copyright or other proprietary right now or hereafter owned or controlled by the party furnishing same.

       4.6 The parties shall return all such proprietary information of the other upon termination of this Agreement, unless a subcontract is executed by the parties. The terms and conditions of this paragraph 4.0 shall survive the termination of this Agreement.

5      RIGHTS IN INVENTIONS

       5.1 Inventions conceived pursuant to this Agreement shall remain the property of the originating party. In the event of joint inventions, the parties shall engage in good faith negotiations to establish their respective rights. Failing agreement, either may seek allocation of rights in a court of competent jurisdiction. It is understood and agreed that the Team Member may be required to and shall grant licenses or other rights to the Client to inventions, data, and information in accordance with the prime contract unless exception to Rights in Data or similar contract clauses has been taken; provided, however, such license or other rights shall not exceed those required by said prime contract and in no event will Team Leader obtain any such rights unless separately contracted for. The terms and conditions of this paragraph 5.0 shall survive the termination of this Agreement.

6      TERMINATION

       6.1 This Agreement shall expire upon the happening of one of the following events, whichever shall occur first:

                  6.1.1 Written notice from the Client that it will not award a contract for the Project pursuant to the RFP.

                  6.1.2 Written notice from the Client of Client's final rejection of the Proposal or award of a contract for the Project to a firm other than the Team Leader.

                  6.1.3 Written notice from the Client stating its disapproval of the use of Team Member as a subcontractor or direction to select someone other than the Team Member for the work identified as Team Member's responsibility in the Proposal or otherwise.




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                  6.1.4    Execution of a subcontract by and between the Team
                           Leader and the Team Member for performance of portions of the Project.

                  6.1.5 The expiration of 12 months from the date of this Agreement; provided, however, this Agreement shall be extended for one additional year if the Proposal has been submitted and the Client has not provided written notice as to contract award within the 12-month period.

                  6.1.6 Inability of the parties to execute a subcontract within sixty (60) days of contract award after good faith negotiation by both parties.

                  6.1.7 The Client so materially modifies the requirements of the Project that a substantial portion of Team Member's responsibilities have been eliminated.

                  6.1.8 The insolvency, bankruptcy, reorganization under the bankruptcy laws, or assignment for the benefit of creditors of either party to the extent that there is a reasonable doubt that such party lacks the resources or ability to properly perform its obligations hereunder.

                  6.1.9 Mutual agreement of the parties to terminate the Agreement.

       6.2 Upon a material breach of this Agreement by either party, the non-breaching party may terminate this Agreement if such breach remains uncured five (5) days after the breaching party's receipt of notice of the breach.


7      GENERAL

       7.1 All notices, requests, consents and other communications hereunder shall be deemed to have been duly given if delivered or mailed, first class, postage prepaid or by commercial courier to each party at the address first given above.

       7.2 The parties agree not to solicit the employees of the other party who are directly associated with this Proposal, or are listed as "key persons" under the Proposal, for the duration of this Agreement and for a period of one year following termination of this Agreement.

       7.3 This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, without the express prior written consent of the other party which shall not be unreasonably withheld. No provision of this Agreement may be waived or modified except by a writing executed by both parties.

       7.4 If any term, provision, covenant, or condition of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, it is to that extent deemed omitted and the remainder of this Agreement shall continue in full force and effect.

       7.5 This Agreement shall be governed and construed under the laws of the State of New Mexico.

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8      ENTIRE AGREEMENT

       8.1 Both parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and further agree that it is the entire agreement between parties hereto which supersedes all prior agreements, written or oral, relating to the subject matter hereof. No modification or waiver of any provisions shall be binding unless in a writing signed by the party against whom such modification or waiver is sought to be enforced.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

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FOR: TEAM LEADER                                               FOR: Team Member


/s/ Richard A. Smith                         /s/ Peter E. Harrod
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Signature                                                            Signature


Richard A. Smith                                    Peter E. Harrod
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Name (Typed or Printed)                                Name (Typed or Printed)


March 17, 1997                                     April 8, 1997
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Date                                                                      Date